EXHIBIT 99.1

                              CAUTIONARY STATEMENTS

         Before investing in the Company's Common Stock, investors should be aware of the following risks. Investors should consider carefully these risk factors, and the other information included in this Form 10-KSB, before deciding to purchase shares of the Company's Common Stock.

         WHEN USED IN THIS FORM 10-KSB, THE WORDS "BELIEVES," "ANTICIPATES," "INTENDS" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY "FORWARD-LOOKING STATEMENTS," AS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE THE COMPANY PROJECTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON OUR FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE OF THIS FORM 10-KSB.

THE COMPANY HAS SUSTAINED LOSSES IN THE PAST AND IT MAY CONTINUE TO SUSTAIN LOSSES IN THE FUTURE.

         The Company's net loss for the fiscal year ended June 30, 1999 was approximately $2,894,000 and for the fiscal year ended July 1, 2000 was approximately $28,212,000. The Company has put in place various measures to achieve the goals set forth in its financial plan for fiscal 2001 of reducing and ultimately eliminating these operating losses. This plan recognizes that losses will continue through part of fiscal 2001 as the Company implements its strategies. The nature and extent of such losses will ultimately depend on the success of the Company's financial and business strategies, and on other factors, some of which may be beyond the Company's control. The Company can make no assurances that it will eliminate operating losses and achieve profitable operations. The Company faces the risks, expenses and uncertainties frequently encountered by emerging companies that operate in new and evolving markets. Successfully achieving the Company's financial plan depends upon, among other things, its ability to:

         * continue to reduce losses and position the Company to achieve positive cash flow;

         * successfully integrate acquisitions and divest of non-strategic operations;

         * successfully promote its national brand for products and services;

         * deliver products and services which are equal or superior to those of its competitors; and

         *        develop or buy technology.

         The Company may not be successful in implementing its growth plans.

THE COMPANY MAY NEED ADDITIONAL CAPITAL TO FINANCE ITS GROWTH AND CAPITAL NEEDS.

         The Company may require additional cash to offset losses in the event its financial plan for fiscal 2001 is not fully achieved or is delayed. Achieving the Company's financial goals involves implementing a number of strategies, some of which may not develop when or as planned. The Company may be unable to obtain the cash it needs to finance any losses resulting from its failure to achieve its financial goals or other contingencies. The Company believes it will continue to use sums of cash in its operations for a period of time. To date, the Company has primarily relied upon equity investments to fund its operations and growth. The Company needs to spend cash or obtain financing to:

         * provide working capital to fund its growth, operating losses and expenses;

         *        complete the integration of acquisitions;

         *        complete the development of new hardware and software; and

         * respond to unanticipated developments or competitive pressures.

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         The Company's working capital has been at a level to enable it to sustain its current business and implement the Company's consolidation strategy. If the Company exhausts its current sources of capital and it cannot obtain additional capital, the Company will be required to take various steps in order to continue its operations. Such steps may include an immediate reduction of operating costs and other expenditures, including reductions of personnel and suspension of acquisitions involving the expenditure of cash. If those measures prove insufficient, the Company may need to implement other cost reductions. Any of such actions could adversely effect the Company's ability to grow, increase sales and implement its growth plans. The Company cannot assure that it would be able to reduce its costs to a level which would be sufficient to achieve profitable operations or generate adequate cash flow. Ultimately, if the Company could not obtain additional capital and its cost measures were not sufficient to allow it to achieve profitable operations and adequate cash flow, the Company could be forced to change its business strategy.

THE COMPANY HAS SUBSTANTIAL INDEBTEDNESS, IS SUBJECT TO RESTRICTIVE DEBT COVENANTS AND HAS NOT COMPLIED WITH ALL DEBT COVENANTS.

         On September 24, 1999, in connection with its acquisition of Velocity Express, the Company entered into a long-term subordinated promissory note for $6,519,000, a short-term subordinated promissory note for $7,700,000, which it has paid down to $4,404,000 as of July 1, 2000, and a convertible subordinated promissory note in the amount of $3,600,000, each with CEX Holdings, Inc. On September 24, 1999 the Company also entered into a credit agreement with General Electric Capital Corporation ("GE Capital") whereby it issued to GE Capital a revolving note in the amount of $55,000,000, of which $21,903,000 was outstanding as of July 1, 2000. The Company also entered into a note and warrant purchase agreement with Bayview Capital Partners LP ("Bayview" or "Bayview Capital") whereby it issued to Bayview a $5,000,000 senior subordinated note, of which $5,000,000 was outstanding as of July 1, 2000. Substantially all of the Company's assets are pledged to lenders to secure its indebtedness. Subject to the restrictions in the notes, the Company and its subsidiaries may incur additional indebtedness from time to time to finance capital expenditures and acquisitions and for other general corporate purposes.

         The degree to which the Company is leveraged could have important consequences to the holders of its stock, including: (a) the Company may be more vulnerable to economic downturns and other adverse developments and more limited in its ability to withstand competitive pressures than its competitors that are not as leveraged; (b) the possible limitation in the future on its ability to obtain additional financing for working capital, acquisitions, capital expenditures, debt service requirements or other purposes; (c) a substantial portion of the Company's cash flow from operations will be dedicated to the payment of the principal of and interest on its indebtedness, thereby reducing funds available for operations and capital indebtedness; (d) certain of the Company's borrowings under the notes are at variable rates of interest which could cause the Company to be vulnerable to increases in interest rates; and (e) the Company's leveraged status may affect its ability to make acquisitions in the future.

         The Company's ability to make scheduled payments of the principal of, or interest on, or to refinance, its indebtedness, will depend on its future operating performance and cash flow, which are subject to prevailing economic conditions, prevailing interest rate levels, and financial, competitive, business and other factors, many of which are beyond the Company's control. However, based upon its current and anticipated level of operations, the Company believes that its cash flow from operations and cash available from revolving credit facilities, will be adequate to meet its anticipated cash requirements for working capital, capital expenditures, interest payments and scheduled principal payments. There can be no assurance, however, that the Company's business will continue to generate cash flow at or above current levels. If the Company is unable to generate sufficient cash flow from operations in the future to service its indebtedness, it may be required to refinance all or a portion of its indebtedness, to obtain additional financing or to dispose of material assets or operations.

         The notes and agreements with the Company's creditors contain a number of significant covenants that, among other things, restrict its ability to dispose of its assets, incur additional indebtedness or amend certain debt instruments, pay dividends, create liens on assets, enter into sale and leaseback transactions, make


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


investments, loans or advances, make acquisitions, engage in mergers or consolidations, change its business, or engage in certain transactions with affiliates and otherwise restrict certain corporate activities. The Company's failure to meet these covenants results in an event of default under the credit agreements. Since December 31, 1999, the Company has been unable to comply with various covenants relating to its credit agreements. Although its lenders have waived the noncompliance with these covenants through the end of the Company's quarter ended July 1, 2000, none of them has agreed to waive these or other defaults in the future.

         The Company may not comply with these or other covenants in the current or a future fiscal quarter, and has no assurance that any lender will agree to waive noncompliance. The Company's ability to comply with such covenants will be affected by its financial performance as well as events beyond its control, including prevailing economic, financial and industry conditions. The breach of any such covenants or restrictions could result in a default under the notes, which would permit the senior lenders, or the holders of the notes, or both, as the case may be, to declare all amounts borrowed thereunder to be due and payable, together with accrued and unpaid interest. If the Company is unable to repay its indebtedness, such lenders could proceed against the collateral securing such indebtedness.

THE RAPID TECHNOLOGICAL CHANGES IN THE INTERNET AND e-COMMERCE WILL REQUIRE SUBSTANTIAL EXPENDITURES BY THE COMPANY.

         The Internet market in which the Company competes is characterized by rapidly changing technology, evolving industry standards, frequent new service and product announcements, introductions and enhancements, compromises in security and changing customer demands. These market characteristics are exacerbated by the emerging nature of the Internet and the apparent need of companies from a multitude of industries to offer Internet-based products, services and technologies. Accordingly, the Company's future success may depend on its ability to adapt to rapidly changing technologies, to adapt its services to evolving industry standards and to continually improve the performance, features and reliability of its technology and services in response to competitive service and product offerings and evolving demands of the marketplace. In addition, the widespread adoption of new Internet, networking or telecommunications technologies or other technological changes will require substantial expenditures by the Company, which could have a material adverse effect on its business, results of operations and financial condition.

THE COMPANY CANNOT ASSURE INVESTORS THAT IT WILL BE ABLE TO EFFECTIVELY INTEGRATE AND MANAGE ACQUIRED BUSINESSES.

         The Company's failure to successfully integrate acquisitions would negatively affect its business and the execution of its business strategy. The Company has acquired three businesses in the transportation and same-day delivery industries and intends to acquire additional businesses. One of the Company's acquisitions, Velocity Express, is a very large company with operations throughout the country. Integrating acquired businesses, especially Velocity Express, may involve unforeseen difficulties and may require significant financial and other resources, including management time. The Company's success will depend, in part, on the extent to which it is able to integrate acquired businesses in terms of centralizing record keeping, operating communications, administrative functions, such as billing, collections and financial controls, and eliminating duplication of other functions of acquired businesses with a view to maintaining a cohesive, efficient enterprise. The Company could encounter delays, complications and unanticipated expenses in implementing, integrating and operating such systems, any of which could have a material adverse effect on its business, financial condition and results of operations. In addition, the Company may not be able to successfully manage or achieve anticipated cost savings from the combination of the companies it acquires. If the Company is unable to successfully integrate acquisitions, it can expect that this will have a material adverse effect on its business, financial condition and results of operations. Further, the Company's failure to integrate operations could adversely effect its ability to attract additional acquisition candidates.


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THE COMPANY FACES A NUMBER OF RISKS IN CONNECTION WITH ITS ACQUISITION STRATEGY.

         The Company can make no assurances that it will successfully consummate any additional acquisitions. One of the Company's primary growth strategies is to increase revenues, expand its markets served and achieve profitability through the acquisition of additional same-day delivery and related businesses. Several large, national publicly traded companies have implemented similar consolidation strategies through the acquisition of independent courier companies. These companies may have greater resources and more experience in acquiring, integrating and managing acquisitions in the same-day delivery industry. The Company cannot give any assurance that it has the ability to complete an acquisition on terms it deems acceptable, or that it will be able to successfully integrate acquired businesses without substantial costs, delays or other operational or financial problems. The Company cannot give any assurance that companies acquired in the future will remain or become profitable and be beneficial to the successful implementation of its growth strategy, or that acquisitions will produce returns that justify the investments to acquire them, or that it will be successful in achieving meaningful economies of scale as a result of such acquisitions. In addition, acquisitions involve a number of special risks including:

         * possible adverse effect upon the Company's operating results if integration is not properly achieved;

         *        diversion of the Company's management's attention;

         * dependence upon the retention, hiring and training of key personnel;

         *        unanticipated legal problems or liabilities;

         *        the ability to engage sufficient numbers of drivers; and

         *        maintaining customer satisfaction.

         To the extent the Company is unable to acquire additional same-day delivery or transportation firms and successfully integrate them, its ability to expand its operations and increase its revenues and earnings to desired goals could be significantly reduced.

THE COMPANY FACES SIGNIFICANT RISKS OF TAX AUTHORITIES CLASSIFYING INDEPENDENT CONTRACTORS AS EMPLOYEES.

         The IRS may view the Company's independent contractors as employees, thereby increasing its labor costs. A significant number of the Company's delivery and pickup drivers are and will be independent contractors (meaning that they are not Company employees). From time to time, federal and state taxing authorities have sought to assert that independent contractor drivers in the same-day delivery and transportation industries are employees. The Company does not pay or withhold federal or state employment taxes with respect to independent contractors. Although the Company believes that the independent contractors which it utilizes are not its employees under existing interpretations of federal and state laws, it cannot give any assurance that federal and state authorities will not challenge its position or that other laws or regulations, including tax laws and laws relating to employment and worker compensation, will not change. If the IRS should successfully assert that the Company's independent contractors are in fact the Company's employees, the Company would be required to pay withholding taxes and extend additional employee benefits to such persons. In addition, the Company could become responsible for certain past and future employment taxes and, if it is required to pay withholding taxes with respect to amounts previously paid to such persons, the Company could be required to pay penalties or be subject to other liabilities as a result of incorrectly classifying such employees. If the Company's drivers are deemed to be employees rather than independent contractors, it could be required to increase its compensation since drivers may no longer be receiving commission-based compensation. Any of the foregoing possibilities could increase the Company's operating costs and have a material adverse effect on its business, financial condition and results of operations.


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


THE COMPANY COULD BE SUBJECT TO CLAIMS FOR PERSONAL INJURY, DEATH AND PROPERTY DAMAGE OR NON-DELIVERY OR DELAYED DELIVERY OF PACKAGES.

         The Company could be exposed to claims for personal injury, death and property damage as a result of accidents involving its employees and independent contractors. The Company could also be subject to claims resulting from non-delivery or delayed delivery of packages, many of which could be significant because of the unique or time-sensitive nature of deliveries. If the Company has problems with its Internet site, it could be exposed to claims caused by the non-delivery or misdelivery of packages or documents and claims due to the mishandling of confidential information. The Company carries liability insurance and requires that its independent contractors maintain the minimum amount of liability insurance required by state law. The Company also limits by contract its liability with respect to its package delivery operations. The Company cannot make any assurances that any claims made against it will not exceed the amount of insurance coverage, or that the Company will be able to contractually limit its liability for package deliveries. Successful claims could have an adverse effect upon the Company's business, financial condition and results of operations.

THE COMPANY FACES MANY RISKS UNIQUE TO THE PACKAGE SHIPPING AND SAME-DAY DELIVERY INDUSTRIES.

         Numerous events and factors that affect the delivery services industry could also affect the Company's business, revenues and earnings, including:

         *        weather conditions;

         * economic factors affecting customers, fuel prices and shortages of, or disputes with, labor;

         * downturns in the level of general economic activity or employment in the United States, which could affect the demand for package and priority document delivery; and

         * the development and increased usage of communication media which serve as alternatives to point-to-point delivery services, including facsimile machines and e-mail.

         In addition, the Company's package and priority document delivery business faces increased competition from major companies such as UPS(R), Federal Express(R), DHL(TM) and other large, established carriers which dominate the overnight carrier industry and which could enter the same-day delivery industry in direct competition with the Company.

THE COMPANY'S BUSINESS DEPENDS UPON A NUMBER OF DIFFERENT INFORMATION AND TELECOMMUNICATION TECHNOLOGIES INCLUDING THE INTERNET.

         The Company requires these technologies to maintain a high volume of inbound and outbound calls and process transactions accurately and on a timely basis. Because the Company believes that its technology distinguishes it from its competitors, any interruption of the Company's ability to receive and send calls or to process transactions on an accurate and timely basis could result in the loss of customers and diminish its reputation.

THE COMPANY DEPENDS UPON ITS ABILITY TO ENGAGE AND RETAIN, AS EMPLOYEES OR THROUGH INDEPENDENT CONTRACTOR OR OTHER ARRANGEMENTS, QUALIFIED DRIVER AND DELIVERY PERSONNEL WHO POSSESS THE SKILLS AND EXPERIENCE NECESSARY TO MEET THE NEEDS OF ITS OPERATIONS.

         The Company competes in markets in which unemployment is relatively low and competition for drivers and other employees is intense. The Company must continually evaluate, train and upgrade its pool of available drivers to keep pace with the increasing demands for delivery services. The Company can make no assurances that qualified driver employees or contractors will continue to be available in sufficient numbers


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and on terms acceptable to it. The Company's inability to attract and retain qualified driver personnel would have a material adverse impact on its business, financial condition and results of operations.

THE COMPANY MUST COMPLY WITH VARIOUS GOVERNMENTAL REGULATIONS.

         Various local, state and federal regulations require the Company to obtain and maintain permits and licenses in connection with its operations. Additionally, some of the Company's operations may involve the delivery of items subject to more stringent regulation, including hazardous materials, which would require it to obtain additional permits. The Company's failure to maintain required permits and licenses, or to comply with applicable regulations, could result in substantial fines or revocation of permits and licenses it may have to do business, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. Further, delays in obtaining permits or licenses, or the failure to obtain them, could delay or impede possible acquisitions.

THE COMPANY MAY BE UNABLE TO DEVELOP NEW SERVICES AND PRODUCTS.

         The Company believes its long-term success depends in part on its ability to enhance its existing services and products, particularly those related to its same-day delivery business, develop new services and address the increasingly sophisticated needs of its customers. If the Company fails to develop and introduce enhancement to its services and products on a timely and cost-effective basis in response to customer needs and changing technologies, its business, financial condition and results of operations could be materially and adversely affected.

THE COMPANY FACES INTENSE COMPETITION IN THE MARKET FOR SAME-DAY DELIVERY AND OTHER DELIVERY SERVICES.

         No substantial barriers to entry exist in these markets and the Company expects that competition will continue to intensify. Competitive pressures could cause material adverse effects on the Company's business and the trading price of its stock. Companies which have more experience in the industry and greater financial and technical resources than the Company dominate the commercial package shipping market.

         The market for point-to-point delivery services is highly competitive, with a number of companies having multi-state and multi-city operations and more experience in the industry than the Company does. A number of these competitors have more experience and name recognition than the Company does. In addition, several large, publicly traded companies have been attempting to consolidate the courier industry through acquisitions. The Company competes with these competitors not only in providing services, but also for acquisition candidates. Any of the foregoing risks may have a material adverse effect on the Company's business, financial condition and results of operations.

THE COMPANY DEPENDS ON ITS KEY PERSONNEL.

         The Company depends upon the continued services of its senior management for its success. The loss of a member of the Company's senior management could have a negative impact on its business, financial condition and results of operations. The Company cannot assure that it will be able to retain its senior management or its other key personnel.

THE COMPANY HAS A SUBSTANTIAL INVESTMENT IN EQUIPMENT AND TECHNOLOGY.

         As a part of the Company's business strategy, it has invested in equipment and technology, and it will continue to make substantial investments in equipment and technology, in order to successfully implement its same-day delivery consolidation strategy and to successfully maintain its presence in the same-day delivery industry. The Company believes that this investment will give it an advantage over its competitors. The Company cannot give any assurance that this strategy will be successful or that it will be able to recover its investment in such equipment and technology.


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


THE COMPANY FACES VARIOUS RISKS ASSOCIATED WITH DEVELOPING ITS INTERNET TECHNOLOGIES.

         The Company is currently in various stages of developing technologies to be utilized by customers in Internet-related activities and e-commerce business. Developing and rolling out these technologies will take time and require capital for research and development, testing, marketing and operations to launch. There can be no assurances that the Company's Internet technology will be established successfully.

THE COMPANY'S e-COMMERCE BUSINESS IS EMERGING AND DEPENDENT UPON CONSUMER
TRENDS.

         The Company intends to derive a portion of its revenues from relationships with customers engaged in Internet activities and e-commerce and fees from strategic alliances. As a result, this source of revenue will depend to a large extent upon continued demand for the types of goods and services that its customers and partners offer via the Internet. A decline in the popularity of, or demand for, certain products or other services sold through the customer's Internet site could reduce the overall volume of transactions, resulting in reduced revenues to the Company. In addition, certain consumer "fads" may temporarily inflate the volume of certain types of products and services offered through the Internet sites of the Company's customer base, placing a significant strain upon the capacity of its technologies or the customers' Internet sites. Any decline in the demand for the goods and services offered through the Internet sites of the Company's customers as a result of changes in consumer trends could have a material adverse effect on the Company's business, results of operations and financial condition.

THE COMPANY WILL BE DEPENDENT ON THE INTERNET INFRASTRUCTURE FOR e-COMMERCE.

         The future success of the Company's business will depend upon the development and maintenance of the Internet infrastructure, as a reliable network backbone with the necessary speed, data capacity and security, or timely development of complementary products such as high speed modems, for providing reliable Internet access and services. Because global commerce and the online exchange of information is new and evolving, it is difficult to predict with any assurance whether the Internet will prove to be a viable commercial marketplace in the long term. The Internet has experienced, and is expected to continue to experience, significant growth in the number of users and amount of traffic. To the extent that the Internet continues to experience increased numbers of users, frequency of use or increased bandwidth requirements of users, there can be no assurance that the Internet infrastructure will continue to be able to support the demands placed on it by this continued growth or that the performance or reliability of the Internet will not be adversely affected. Furthermore, Internet service providers have experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and could face such outages and delays in the future. These outages and delays could adversely affect the level of Internet usage and also the level of traffic and the processing of orders. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols to handle increased levels of activity. In addition, companies that control access to transactions through network access or Internet browsers could promote the Company's competitors or charge the Company substantial fees for inclusion. Any and all of these events could have a material adverse effect on the Company's business, results of operations and financial condition.


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